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August 8, 2022

Board of Trustees of TIAA-CREF Funds

c/o Corporate Secretary

730 Third Avenue

New York, NY 10017-3206

Dear Ladies and Gentlemen:

We have acted as counsel for TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of the Nuveen International Growth Fund (the “Target Fund”), a series of Nuveen Investment Trust II, a Massachusetts business trust, to the TIAA-CREF International Opportunities Fund (the “Acquiring Fund”), a series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund and the assumption of the Target Fund’s liabilities by the Acquiring Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by and among the Trust, on behalf of the Acquiring Fund, and Nuveen Investment Trust II, on behalf of the Target Fund, and, with respect to certain provisions of the Agreement, Teachers Advisors, LLC and Nuveen Fund Advisors, LLC, as filed with the Registration Statement.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust, as amended.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be registered pursuant to the Registration Statement (“Shares”), when it is made effective by the Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been duly and validly issued and outstanding, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

August 8, 2022 Page 2

Very truly yours,

/s/ Dechert LLP

Dechert LLP